Exhibit 99.1

FOR RELEASE, Thursday, December 18, 2025	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS
Revenues of $1.69 Billion; Diluted Earnings Per Share of $1.55
Adjusted Diluted Earnings Per Share of $1.92, Excluding Certain Charges
Completed Upsized $1.20 Billion Five-Year Credit Facility; Extended $360.0 Million Term Loan to 2029
Repurchased $100.0 Million of Common Stock
LOS ANGELES (December 18, 2025) — KB Home (NYSE: KBH) today reported results for its fourth quarter ended November 30, 2025.
“We closed our 2025 fiscal year on a positive note, meeting or exceeding nearly all our fourth quarter financial targets. Although housing market conditions remained challenging due to lower consumer confidence, affordability concerns and elevated mortgage interest rates, we were pleased to help nearly 13,000 individuals and families achieve the dream of homeownership during the year, while maintaining our industry-leading customer satisfaction ratings,” said Jeffrey Mezger, Chairman and Chief Executive Officer.
“Through our balanced approach to capital allocation, we rewarded our stockholders in fiscal 2025 with a substantial return of capital totaling more than $600 million, including dividends, while finishing the year with a robust balance sheet and enhanced financial flexibility. As we enter 2026, we will focus on the factors we can control in optimizing our assets, efficiently building affordable personalized homes, and aligning our costs with our revenue expectations. We remain confident in our ability to create long-term value for both our homebuyers and our stockholders,” concluded Mezger.
Three Months Ended November 30, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $1.69 billion, compared to $2.00 billion.
•Homes delivered decreased 9% to 3,619.
•Average selling price declined 7% to $465,600.
•Homebuilding operating income was $117.1 million, compared to $229.1 million. The homebuilding operating income margin was 6.9%, compared to 11.5%, mainly due to a lower housing gross profit margin and higher selling, general and administrative expense ratio. Excluding total inventory-related charges of $13.7 million for the current quarter and $.9 million for the year-earlier quarter, the homebuilding operating income margin was 7.8%, compared to 11.5%.
◦The housing gross profit margin was 17.0%, compared to 20.9%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 17.8%, compared to 20.9%, reflecting price reductions, higher relative land costs and geographic mix.

◦Selling, general and administrative expenses as a percentage of housing revenues were 10.0%, compared to 9.4%. In the current quarter, $16.0 million of equity-based compensation expense was recognized on an accelerated basis under applicable accounting guidance. This was driven by new retirement-eligibility provisions for long-tenured employees included in certain awards granted in October. These provisions, which align with market practice and support talent retention, only affected the timing of expense recognition and did not increase the total compensation cost of these awards.
▪Excluding the above-mentioned accelerated equity-based compensation expense, this ratio improved 30 basis points year over year to 9.1% largely due to a reduction in expenses for certain performance-based compensation plans, reflecting revised estimates of the underlying performance metrics.
•Financial services pretax income totaled $10.6 million, compared to $13.1 million, mainly due to a decrease in the equity in income of the Company’s mortgage banking joint venture, partially offset by an increase in insurance commission revenues. The mortgage banking joint venture’s results primarily reflected a decrease in interest rate lock commitments and a lower volume of loan originations, largely due to fewer homes delivered.
•Net income was $101.5 million, compared to $190.6 million. Diluted earnings per share was $1.55, compared to $2.52, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦Excluding the above-mentioned inventory-related charges and accelerated equity-based compensation expense, as well as a loss on the early extinguishment of debt, adjusted net income was $125.7 million, and adjusted diluted earnings per share was $1.92. Adjusted net income and diluted earnings per share for the year-earlier quarter were $191.2 million and $2.53, respectively.
◦The effective tax rate was 21.4%, compared to 23.1%.
Twelve Months Ended November 30, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $6.24 billion, compared to $6.93 billion.
•Homes delivered of 12,902 were down 9%.
•Average selling price declined slightly to $481,400.
•Net income was $428.8 million, compared to $655.0 million.
•Diluted earnings per share decreased 27% to $6.15.
Net Orders and Backlog (comparisons on a year-over-year basis, except as noted)
•Net orders of 2,414 for the 2025 fourth quarter decreased 10%. The Company’s ending backlog totaled 3,128 homes, compared to 4,434. Ending backlog value was $1.40 billion, compared to $2.24 billion.
◦Monthly net orders per community were 3.0, compared to 3.5.
◦The cancellation rate as a percentage of gross orders was 18%, compared to 17%.
•The average community count for the quarter grew 5% to 268, with the ending community count also up 5% to 271.

Balance Sheet as of November 30, 2025 (comparisons to November 30, 2024)
•The Company had total liquidity of $1.43 billion, including $228.6 million of cash and cash equivalents and nearly $1.20 billion of available capacity under its upsized unsecured revolving credit facility with various banks (“Credit Facility”), with no cash borrowings outstanding.
•Inventories increased 3% to $5.67 billion.
◦Investments in land and land development for the year decreased 8% to $2.61 billion, compared to $2.84 billion. For the 2025 fourth quarter, land-related investments decreased 11% from the prior-year quarter to $665.3 million.
◦The Company’s lots owned or under contract decreased 16% to 64,612, of which approximately 57% were owned and 43% were under contract.
•Notes payable were essentially flat at $1.69 billion. The debt to capital ratio was 30.3%, compared to 29.4%.
◦On November 12, 2025, the Company entered into a new $1.20 billion Credit Facility, refinancing and replacing its prior $1.09 billion revolving credit facility, voluntarily terminated on the same date. The Credit Facility will mature on November 12, 2030. The Company also amended and restated its $360.0 million senior unsecured term loan agreement with various lenders, extending the maturity date from August 25, 2026 to November 12, 2029. The Company’s next senior note maturity is on June 15, 2027.
▪In connection with these transactions, the Company recognized a $1.0 million loss on the early extinguishment of debt.
•Stockholders’ equity totaled $3.90 billion, compared to $4.06 billion, primarily due to common stock repurchases and cash dividends in 2025, largely offset by net income for the same period.
◦In October 2025, the Company’s board of directors authorized the repurchase of up to $1.00 billion of the Company’s outstanding common stock, replacing a prior authorization.
◦In the 2025 fourth quarter, the Company repurchased approximately 1.6 million shares of its outstanding common stock at a cost of $100.0 million, bringing its total repurchases for the year ended November 30, 2025 to approximately 9.4 million shares at a cost of $538.5 million, or $57.37 per share. As of November 30, 2025, the Company had $900.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s approximately 63.2 million outstanding shares as of November 30, 2025, book value per share of $61.75 increased 10% year over year.
Guidance
The Company is providing the following guidance for its 2026 first quarter and 2026 full year as to certain metrics:
2026 First Quarter —
•Deliveries in the range of 2,300 to 2,500 homes.
•Housing revenues in the range of $1.05 billion to $1.15 billion.
•Housing gross profit margin in the range of 15.4% to 16.0%, assuming no inventory-related charges.

•Selling, general and administrative expenses as a percentage of revenues in the range of 12.2% to 12.8%.
•Effective tax rate of approximately 19.0%.
•Common stock repurchases in the range of $50.0 million to $100.0 million.
2026 Full Year —
•Deliveries in the range of 11,000 to 12,500 homes.
•Housing revenues in the range of $5.10 billion to $6.10 billion.
•Effective tax rate in the range of 24.0% to 26.0%.
Conference Call
The conference call to discuss the Company’s 2025 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built nearly 700,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured or that are due to our deciding not to procure certain types or amounts of insurance coverage; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; lingering economic and financial market impacts from the prolonged shutdown of the federal government’s operations in October and November 2025; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; regulatory instability associated with the current U.S. presidential administration, and the impact on the economy or financial markets therefrom; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies, and the potential significant scaling back or ending of the federal conservatorship of the government-sponsored enterprises), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes, and the potential accelerated phaseout of such tax credits in 2026; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and businesses’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including implementing state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in and responsiveness to our new home communities, products and simplified selling process and transparent pricing initiatives, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California, and the costs and margin impact we incur from any incentives or concessions we may provide to buyers to do so; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain or afford homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2025 and 2024
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2025	2024	2025	2024
Total revenues	$1,694,378	$1,999,899	$6,236,214	$6,930,086
Homebuilding:
Revenues	$1,685,686	$1,993,050	$6,211,905	$6,902,239
Costs and expenses	(1,568,588)	(1,763,951)	(5,704,842)	(6,138,331)
Operating income	117,098	229,099	507,063	763,908
Interest income and other	1,758	2,722	7,386	32,101
Equity in income of unconsolidated joint ventures	713	2,787	5,715	6,019
Loss on early extinguishment of debt	(954)	—	(954)	—
Homebuilding pretax income	118,615	234,608	519,210	802,028
Financial services:
Revenues	8,692	6,849	24,309	27,847
Expenses	(1,431)	(1,506)	(6,120)	(6,133)
Equity in income of unconsolidated joint venture	3,345	7,754	16,790	27,176
Financial services pretax income	10,606	13,097	34,979	48,890
Total pretax income	129,221	247,705	554,189	850,918
Income tax expense	(27,700)	(57,100)	(125,400)	(195,900)
Net income	$101,521	$190,605	$428,789	$655,018
Earnings per share:
Basic	$1.58	$2.59	$6.28	$8.70
Diluted	$1.55	$2.52	$6.15	$8.45
Weighted average shares outstanding:
Basic	63,738	72,983	67,905	74,753
Diluted	65,041	75,114	69,254	76,955

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2025	November 30, 2024
Assets
Homebuilding:
Cash and cash equivalents	$228,614	$597,973
Receivables	350,636	377,533
Inventories	5,670,802	5,528,020
Investments in unconsolidated joint ventures	72,436	67,020
Property and equipment, net	101,457	90,359
Deferred tax assets, net	88,665	102,421
Other assets	107,833	105,920
	6,620,443	6,869,246
Financial services	59,809	66,923
Total assets	$6,680,252	$6,936,169

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$351,261	$384,894
Accrued expenses and other liabilities	731,946	796,261
Notes payable	1,692,977	1,691,679
	2,776,184	2,872,834
Financial services	3,210	2,719
Stockholders’ equity	3,900,858	4,060,616
Total liabilities and stockholders’ equity	$6,680,252	$6,936,169

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2025 and 2024
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2025	2024	2025	2024
Homebuilding revenues:
Housing	$1,684,828	$1,993,050	$6,210,560	$6,898,667
Land	858	—	1,345	3,572
Total	$1,685,686	$1,993,050	$6,211,905	$6,902,239

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,399,232	$1,577,290	$5,057,312	$5,449,382
Land	812	—	1,348	2,101
Subtotal	1,400,044	1,577,290	5,058,660	5,451,483
Selling, general and administrative expenses	168,544	186,661	646,182	686,848
Total	$1,568,588	$1,763,951	$5,704,842	$6,138,331

Interest expense:
Interest incurred	$29,245	$25,977	$113,921	$105,642
Interest capitalized	(29,245)	(25,977)	(113,921)	(105,642)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$34,926	$33,758	$110,681	$117,630
Depreciation and amortization	10,815	9,894	40,941	40,755

Average selling price:
West Coast	$649,700	$706,300	$678,600	$679,300
Southwest	470,800	455,600	475,200	453,300
Central	330,100	355,200	342,400	357,800
Southeast	362,800	412,300	381,200	414,600
Total	$465,600	$501,000	$481,400	$486,900

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2025 and 2024 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2025	2024	2025	2024
Homes delivered:
West Coast	1,176	1,295	3,965	4,316
Southwest	601	780	2,621	2,890
Central	932	1,080	3,437	4,051
Southeast	910	823	2,879	2,912
Total	3,619	3,978	12,902	14,169

Net orders:
West Coast	823	848	3,695	3,982
Southwest	393	546	1,954	2,645
Central	631	729	3,176	3,917
Southeast	567	565	2,771	2,549
Total	2,414	2,688	11,596	13,093

Net order value:
West Coast	$503,942	$565,965	$2,390,015	$2,780,631
Southwest	176,478	257,724	933,552	1,225,604
Central	211,785	264,277	1,035,654	1,427,132
Southeast	207,112	228,687	1,011,784	1,040,528
Total	$1,099,317	$1,316,653	$5,371,005	$6,473,895

	November 30, 2025		November 30, 2024
	Homes	Value	Homes	Value
Backlog data:
West Coast	941	$573,572	1,211	$874,364
Southwest	467	220,477	1,134	532,371
Central	872	294,894	1,133	436,093
Southeast	848	314,409	956	400,079
Total	3,128	$1,403,352	4,434	$2,242,907

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, adjusted net income and adjusted diluted earnings per share, which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement the most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2025	2024	2025	2024
Housing revenues	$1,684,828	$1,993,050	$6,210,560	$6,898,667
Housing construction and land costs	(1,399,232)	(1,577,290)	(5,057,312)	(5,449,382)
Housing gross profits	285,596	415,760	1,153,248	1,449,285
Add: Inventory-related charges (a)	13,700	912	32,051	4,597
Adjusted housing gross profits	$299,296	$416,672	$1,185,299	$1,453,882
Housing gross profit margin	17.0%	20.9%	18.6%	21.0%
Adjusted housing gross profit margin	17.8%	20.9%	19.1%	21.1%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts)
Adjusted Net Income and Adjusted Diluted Earnings Per Share
The following table reconciles the Company’s net income and diluted earnings per share calculated in accordance with GAAP to the non-GAAP financial measures of the Company’s adjusted net income and adjusted diluted earnings per share:

	Three Months Ended November 30,
	2025	2024
Total pretax income	$129,221	$247,705
Add: Inventory-related charges	13,700	912
Add: Accelerated equity-based compensation expense	16,035	—
Add: Loss on early extinguishment of debt	954	—
Adjusted total pretax income	159,910	248,617
Adjusted income tax expense (a)	(34,200)	(57,400)
Adjusted net income	$125,710	$191,217
Diluted earnings per share	$1.55	$2.52
Adjusted diluted earnings per share	$1.92	$2.53
(a)     Represents adjusted total pretax income multiplied by the Company’s effective income tax rate, which was 21.4% and 23.1% for the three months ended November 30, 2025 and 2024, respectively.
Adjusted net income is a non-GAAP financial measure, which the Company calculates as total pretax income excluding inventory-related charges, accelerated equity-based compensation expense and loss on the early extinguishment of debt, less adjusted income tax expense. Adjusted diluted earnings per share is a non-GAAP financial measure, which the Company calculates using adjusted net income. The most directly comparable GAAP financial measures are net income and diluted earnings per share, respectively. The Company believes adjusted net income and adjusted diluted earnings per share are relevant and useful financial measures to investors in evaluating the Company’s performance, as they isolate the impact of certain charges on net income that management does not consider indicative of ongoing operations. These financial measures also allow for meaningful comparisons of profitability across periods, without the effects of inventory-related charges, accelerated equity-based compensation expense and loss on the early extinguishment of debt. In addition, management uses these financial measures to assist it in evaluating and benchmarking the Company’s performance over time.